Team, Inc.
Insider Trading Policy
(November 2020)

This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers and directors of, and consultants and contractors to Team, Inc. and Team Industrial Services, Inc., including without limitation all of their subsidiary and affiliated companies (the "Company" or “TEAM”), with respect to transactions in TEAM securities. Please read this Policy carefully and make sure you understand it. If you have any questions about this Policy, please contact our Chief Legal Officer.

I.Applicability of Policy.

The Policy is applicable to all members of the Board of Directors (“directors”), officers and employees and consultants and contractors of TEAM. The Policy applies to our employees wherever located, both inside and outside the United States.

This Policy applies to all transactions in TEAM securities, including common stock, options for common stock and any other securities TEAM may issue, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to TEAM stock, whether or not issued by TEAM, such as exchange-traded options (the “Company Securities”).

Any person who possesses Material Nonpublic Information (as defined below) is considered an “insider” as to that information. Insiders include TEAM’s directors, officers, employees, contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware. Any employee can be an insider from time to time, and would at those times be subject to this Policy.

II.Statement of Policy.

If a director, officer or any employee of TEAM or any agent or advisor of TEAM has Material Nonpublic Information (defined below) relating to the Company, it is our policy that neither that person nor any Related Person (as defined below) may buy or sell Company Securities or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to Material Nonpublic Information (defined below) relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with TEAM. All of our officers, directors, employees, consultants and contractors should treat Material Nonpublic Information about our business partners with the same care required with respect to information related directly to TEAM.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to our directors, officers and other employees that have been designated by our

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Chief Legal Officer from time to time (“Restricted Employees”). See Section V of this Policy for a discussion of these additional restrictions.

III.Definitions.

A.Material Information. It is not possible to define all categories of Material Information. However, information should be regarded as ‘Material Information” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Company Securities or the securities of any other publicly traded companies.

While it may be difficult under this standard to determine whether particular information is “material”, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered “material”. Examples of such Material Information may include:

•Company financial results
•Known but unannounced future earnings or losses
•Changes in our executive or senior management
•Changes in our auditors or notification by our auditors that we may no longer rely on the auditor’s report
•News of a pending or proposed mergers
•News of the disposition or acquisition of significant assets
•Significant developments related to intellectual property
•Significant developments involving customer or supplier relationships
•New service announcements of a significant nature
•Stock splits or changes in dividend policy
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Changes in pricing or discount policies

Either positive or negative information may be considered to Material Information.

B.Nonpublic Information. Nonpublic Information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. We consider information to be available to the public only when it has been released to the public through appropriate channels (e.g., by means of a TEAM press release or a widely disseminated statement from an executive or senior officer) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information should be considered as non-public until two (2) full trading days after public disclosure.

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C.Related Person. A “Related Person” includes, when applicable, your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section IV.B. below for a discussion on the prohibition on “tipping.”

IV.Specific Policies Applicable to All TEAM Employees.

A.    Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, TEAM, and no Related Person, shall engage in any transaction involving a purchase or sale of Company Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning TEAM, and ending at the beginning of the 2nd Trading Day following the date of public disclosure of that information, or at such time as such Nonpublic Information is no longer material. As used in this Policy, the term "Trading Day" shall mean a day on which national stock exchanges and the New York Stock Exchange ("NYSE") are open for trading. A "Trading Day" begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission (the “SEC”) Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) and approved in writing by our Chief Legal Officer (an "Approved Rule 10b5-1 Trading Plan").

B. Tipping. No director, officer or employee of, or consultant or contractor to, TEAM, and no Related Person shall disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or Related Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities. This Policy does not restrict legitimate business communications provided on a “need to know” basis where there is a reasonable basis to expect that the other person will not trade while in possession of the information.

C. Confidentiality of Nonpublic Information. Nonpublic Information relating to the Company is the property of TEAM and the unauthorized disclosure of such information is forbidden. All information learned about TEAM or its business plans is potentially Material Nonpublic Information that should be treated by the recipient as confidential and proprietary to TEAM. Recipients of such information may not disclose Material Nonpublic Information to others, such as family members, other relatives, or business or social acquaintances.

D.Individual Responsibility. Every TEAM director, officer, or employee of, or consultant or contractor to, TEAM has the individual responsibility to comply with

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this Policy and is responsible for determining whether or not they are in possession of Material Nonpublic Information or are otherwise considered an insider subject to this Policy. An insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the insider believes he or she may suffer an economic loss or forego an anticipated profit by waiting.

E. Disclosure of Material Information. Federal securities laws and regulations govern the timing and nature of our disclosure of Material Information to outsiders or the public. A violation of these laws and regulations could result in substantial liability for insiders, TEAM and its management. For this reason, we permit only specifically designated representatives to discuss TEAM with the news media, securities analysts and investors. In the event any TEAM director, officer or employee receives an inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be considered Material Nonpublic Information, the inquiry should be referred to our Chief Legal Officer or Chief Financial Officer, who are responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

F. Unauthorized Disclosure of Material Nonpublic Information. In the event a TEAM director, officer, employee, consultant or contractor, learns of an unauthorized disclosure of Material Nonpublic Information, or has a belief that such an unauthorized disclosure may have been made, such person shall immediately provide full information regarding the disclosure to both our Chief Financial Officer and our Chief Legal Officer, who shall determine the appropriate response to such disclosure in accordance with federal securities laws and regulations.

V. Additional Trading Guidelines and Requirements Applicable to Restricted Employees.

A. Pre-Clearance of Trades.

TEAM has determined that all directors, officers and Restricted Employees must refrain from trading in Company Securities, even during the Trading Window, without first complying with our "pre-clearance" process. In addition, any person in possession of Material Nonpublic Information is required to comply with TEAM’s “pre-clearance” process. Each such person should contact our Chief Legal Officer prior to commencing any trade in Company Securities. This pre-clearance process applies to all transactions in Company Securities, including transactions inside our benefit plans, such as the Company 401(k) plan. Our Chief Legal Officer may consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. Although an insider wishing to trade pursuant to an Approved Rule 10b5-1 Trading Plan need not seek pre-clearance from our Chief Legal Officer before each trade takes place, such an insider must obtain the written

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approval of the proposed Rule 10b5-1 Trading Plan from our Chief Legal Officer before it is adopted.

Any transaction that receives approval under the pre-clearance policy must be confirmed within two (2) business days after the approval is obtained, but regardless may not be executed if an Insider acquires Material Nonpublic Information during that time. If a transaction is not confirmed within the two (2) business day period, the transaction must be approved again before it is executed.

If a proposed transaction is not approved under the pre-clearance policy, insiders should refrain from initiating any transaction in Company Securities, and insiders shall not inform anyone of the restriction.

B. Black-Out Period and Trading Windows.

1.Black-Out Period. The period beginning at the close of market on the 15th calendar day prior to the end of each fiscal quarter or fiscal year and ending at the end of the 2nd Trading Day following the date of public disclosure of the financial results for that quarter or fiscal year is a particularly sensitive period of time for transactions in Company Securities from the perspective of compliance with applicable securities laws, because certain employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the financial period. Accordingly, this period of time is referred to as a "black-out" period. All officers, directors and Restricted Employees are prohibited from trading during such period. Our Chief Legal Officer is authorized to review and waive or extend quarterly blackout restrictions for individual transactions in Company Securities. Requests to waive the quarterly blackout to permit individual transactions shall follow the procedures set forth in the Trading Pre-clearance section of this Policy. In addition, from time to time Material Nonpublic Information regarding TEAM may be pending. While such information is pending, TEAM may impose a special "black-out" period during which the same prohibitions and recommendations shall apply. These restrictions on trading do not apply to transactions made under an Approved Rule 10b5-1 Trading Plan.

2.Trading Windows. To ensure compliance with this Policy and applicable federal and state securities laws, unless specifically waived by our Chief Legal Officer, the Company requires that all directors, officers and Restricted Employees refrain from conducting transactions involving the purchase or sale of Company Securities other than during the period (the "Trading Window") commencing at the close of the market on the 2nd Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or fiscal year and continuing until the close of market on the 15th calendar day prior to the next fiscal quarter or fiscal year. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan. The prohibition against trading during the black-out period encompasses the fulfillment of "limit

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orders" by any broker for a Restricted Employee, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

From time to time, TEAM may also prohibit directors, offices and Restricted Employees and potentially a larger group of TEAM employees, consultants and contractors from trading in Company Securities because of material developments known to the Company and not yet disclosed to the public. In such event, directors, officers, Restricted Employees and such other employees, consultants and contractors may not engage in any transaction involving the purchase or sale of Company Securities and should not disclose to others the fact of such suspension of trading. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan.

It should be noted that even during Trading Windows, any person possessing Material Nonpublic Information concerning TEAM, whether or not subject to the black-out period and Trading Window, should not engage in any transactions in Company Securities until such information has been known publicly for at least two (2) Trading Days, whether or not TEAM has recommended a suspension of trading to that person. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan. Trading in Company Securities during the trading window should not be considered a "safe harbor," and all directors, officers, Restricted Employees, employees and other persons affiliated with TEAM should use good judgment at all times.

3.    Pension Blackout Periods. Additionally, the Sarbanes-Oxley Act of 2002 requires that we absolutely prohibit all purchases, sales or transfers of Company Securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three (3) consecutive days. These pension fund blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Notice of any such blackout period will be provided.
VI. Additional Restrictions for Certain Transactions by Directors and Executive Officers.

TEAM considers it improper and inappropriate for directors and executive officers of the Company to engage in short-term, speculative transactions, including derivatives or hedges, in or related to Company Securities or in other transactions in Company Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, the following additional restrictions apply to all directors, executive officers and Related Persons:

1. Short Sales, Public Options and Derivative Securities. TEAM’s directors, executive officers and Related Persons may not trade in puts or calls or engage in short sales with respect to Company Securities. Trading in "puts" and

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"calls" (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus the party engaging in such transaction’s attention on TEAM's short-term performance rather than its long-term objectives. Therefore, transactions in puts, calls and other derivative securities with respect to Company Securities on an exchange or in any other organized market are prohibited by this Policy, as are short sales of Company Securities. Note also that in addition to this Policy, Section 16(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits executive officers and directors from engaging in short sales.

2. Hedging. TEAM’s directors, executive officers and Related Persons may not engage in hedging transactions with respect to Company Securities. Hedging transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in the value of his or her stock holdings, often in exchange for all or a portion of any future appreciation in the stock. The stockholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as TEAM's other stockholders. Therefore, such hedging transactions are prohibited under this Policy.

3. Pledging and Margin Accounts. TEAM’s directors, executive officers and Related Persons may not hold Company Securities in a margin account or pledge Company Securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of Material Nonpublic Information about TEAM. Also, a foreclosure sale under any other loan could occur at a time when the borrower has Material Nonpublic Information about TEAM. Therefore, insiders may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.

VII. Miscellaneous Provisions Applicable to All Employees.

A. Potential Criminal and Civil Liability and/or Disciplinary Action.

1. Liability for Insider Trading. Pursuant to federal and state securities laws, insiders may be subject personally to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in Company Securities at a time when they have knowledge of Material Nonpublic Information regarding TEAM. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. Federal and state investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so it is advisable to err on the side of caution. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to a high standard for ethical conduct. Any questions regarding specific information should be directed to our Chief Legal Officer.

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Both the SEC and the NYSE are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees and other persons trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that insiders understand the breadth of activities that constitute illegal insider trading.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding TEAM or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Company Securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Any of our employees of who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in our equity incentive plans or termination of their employment.

B.    Exceptions to Policy.

1.Company Stock Option Exercises. For purposes of this Policy, TEAM considers that the exercise of stock options for cash under our stock option plans (but not the sale of any shares issued upon such exercise or purchase and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option)) to be exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or plan, as applicable. In addition, for purposes of this Policy, TEAM considers that bona fide gifts of the securities of the Company are exempt from this Policy.

2.Company Benefit Plans. The restrictions in this Policy do not apply to periodic contributions by TEAM or by employees to our employee benefit plans (e.g. 401(k) plans) which are used to purchase Company Securities pursuant to the employees’ advance instructions. However, employees may not alter or change their instructions regarding the purchase or sale of Company Securities in such plans, including the reallocation within the plans of Company Securities, or make discretionary transfers into or out of Company Securities in such plans, while in the possession of Material Nonpublic Information.
C.    Post-Termination Transactions.

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This Policy continues to apply to transactions in Company Securities even after TEAM directors, officers or employees, consultants or contractors, have terminated their employment or other service relationship with TEAM as follows: if an individual is aware of Material Nonpublic Information when the employment or service relationship terminates, such individual may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to the individual’s transactions in Company Securities upon the expiration of any closed trading window period applicable to such transactions at the time of the termination of the employment or service relationship.

D. Inquiries

Please direct your questions as to any of the matters discussed in this Policy to our Chief Legal Officer, or his successor:

André C. “Butch” Bouchard
Executive Vice President, Chief Legal Officer & Secretary
Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
Direct: (281) 388-5561
butch.bouchard@teaminc.com

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